                                   EXHIBIT 9.4


                              MORGAN BEAUMONT, INC.

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT (this "Agreement") is made and entered into this 1st day of October, 2004 (the "Effective Date"), by and between the Morgan Beaumont, Inc. (the "Company"), and James Smith, III ("Employee"). The Company desires to retain Employee, and Employee desires to accept or continue employment pursuant to the terms and conditions set forth in this Agreement. NOW, THEREFORE, in consideration of their mutual agreements, the parties agree as follows:

                             : PROVISION OF SERVICES

The Company hereby retains Employee in the capacity described in EXHIBIT A. Employee hereby accepts such position. Employee shall (i) perform all duties and responsibilities assigned by the Company, and (ii) such additional duties as are set forth in EXHIBIT A (collectively, the "Services").

                         : CERTAIN COVENANTS OF EMPLOYEE

              PERFORMANCE OF SERVICES. Employee is employed to perform the Services exclusively under this Agreement. Employee shall devote full time and attention and best efforts to providing the Services in a high quality, efficient and economical manner.

              ADEQUATE COVERAGE. Employee shall provide the Services in a manner sufficient to meet the needs of the Company, as may be reasonably determined from time-to-time by the Company, but shall include but not be limited to working during regular business hours as established by the Company and as otherwise needed.

              ADHERENCE TO COMPANY'S POLICIES AND RULES. Employee shall fully comply with all Company policies, procedures and rules, whether now in force or hereafter adopted or amended at the Company's discretion.

              CONDUCT. Employee shall adhere to all applicable ethical rules and all applicable Federal, state, and local laws, rules, and regulations. Employee shall act in a professional and cooperative manner in all matters concerning employment by the Company.

              OUTSIDE EMPLOYMENT. Prior to the termination of this Agreement Employee shall not accept any other office or outside employment, full time or part time, whether public, private, for-profit or non-profit, and whether with or without compensation, without the written consent of the Company CEO or President. Except, however, Employee may engage in unpaid, purely personal, non-profit work that does not in any way violate the Company's policies or the Restrictive Covenant provisions and does not interfere with Employee's performance for the Company.

              COMPLIANCE WITH LAWS. Employee shall adhere to all Federal, state, and local laws, rules, and regulations and shall observe and conduct his or her activities with respect to co-workers, employees and agents, and others in compliance with all federal, state and local laws and ordinances, including anti-discrimination laws and those governing the appropriate treatment of employees.

              OWNERSHIP AND RETENTION OF FILES, DOCUMENTS AND RECORDS. All records and related documents (collectively, "Records") created by Employee, if any, while performing Services shall belong to the Company. Records shall not be removed from Company property without the Company President's prior consent.

              SETOFF. In the event Employee owes the Company any amount, the Company shall have the right to setoff that amount against amounts owed to Employee, through payroll deduction or otherwise.

                           : COMPENSATION AND BENEFITS

              COMPENSATION AND BENEFITS. In consideration of Employee's compliance with this Agreement, Company shall pay Employee compensation and provide benefits as described in EXHIBIT B pursuant to the Company's normal payroll procedures. NON-CASH COMPENSATION. The Company shall provide Executive with non-cash compensation as set forth on EXHIBIT C.

              EMPLOYEE STOCK PLAN. Employee will be permitted to participate in any Company employee stock incentive or stock benefit plan adopted by the Company and approved by the Board of Directors pursuant to the terms of such plan.

                               : EMPLOYMENT STATUS

To the extent that Employee acts within the scope of this Agreement, Employee shall be regarded as an employee of the Company, including, without limitation, income tax and employment tax purposes, and shall represent such to third parties. The Company shall withhold and be responsible for the payment of any Federal, state or local income or occupational taxes, FICA taxes, unemployment compensation or workers' compensation contributions, or similar payments. In the event Employee acts outside the scope of this Agreement, he or she shall be acting on his or her own accord and not for the Company or as an employee or agent of the Company.

                             : TERM AND TERMINATION

              TERM. The term of the Agreement shall be from October 1, 2004 to September 30, 2006. The terms and conditions of Employee's employment are subject to change at any time. Employee may resign at any time, with or without reason. Employer may terminate Employee's employment at any time, with or without cause. This Agreement shall continue in effect until it is terminated by either party.

              TERMINATION UPON EXPIRATION OF PROBATIONARY PERIOD. The initial 90 day period of employment is the probationary or introductory period. In the event Employee's employment is terminated during the probationary period based on performance, Employee agrees and acknowledges that Employer shall have no responsibility, directly or indirectly, to Employee for Unemployment Compensation payments.

              NOTICE. Either party may terminate this Agreement at any time. However, in the event Employee terminates without giving four (4) weeks written notice to the Company, any Compensation owed to Employee at that time shall be reduced to the minimum wage provided by law rather than the regular compensation amount. However, if Employee is unable to give notice due to medical, health or other unavoidable condition or the Company otherwise waives this provision, Employee's final pay shall not be reduced as set forth in this Section.

              VACATION OF PREMISES AND STATUS REPORT. Upon any termination of this Agreement, Employee shall, on or before the effective date for said termination: (i) remove all personal possessions from the office and other areas Employee occupies within the Company, (ii) vacate the premises owned or occupied by the Company, (iii) return to the Company all equipment, records, and other property of the Company then in Employee's possession, or otherwise under Employee's direction or control, and (iv) within 3 days of the termination shall advise the Company's President in writing of the progress and status of material matters for which Employee had primary responsibility.

              EFFECT OF TERMINATION. Upon termination of this Agreement, neither party shall have any further obligation hereunder except for (i) obligations accruing prior to the date of termination, and (ii) obligations or covenants contained herein that are expressly intended to extend beyond the term of this Agreement, including, without limitation, covenants relating to confidentiality, non-competition, non-solicitation, and non-piracy, and setoff. Employee's final paycheck shall be due to Employee on the next payroll date within 14 days of Employee's compliance with this Agreement.

              PAYMENT BY COMPANY UPON SEPARATION. Subject to the Setoff provision, if this Agreement is terminated for any reason, the Company shall pay to Employee accrued but unpaid base compensation through the date of termination. Payment or forfeiture of vacation pay, sick pay, and bonuses shall be shall pursuant to Company policy in effect at the time of separation. . The payments set forth in this subsection shall be in full and complete discharge of any and all liabilities or obligations of the Company to Employee under this Agreement, and Employee shall be entitled to no further benefits under this Agreement.

                             : RESTRICTIVE COVENANTS

              TERMS OF AGREEMENT. Employee understands the Company's need to protect the Company's Business, Company Assets and its relationships with its Business Associates. Business Associates shall mean clients, customers, suppliers, employees, independent contractors, funding sources, and referral sources. Business shall mean any and all businesses in which the Company currently participates and those which the Company contemplates participation. Company Assets shall mean the Company's relationships with its Business Associates, all Confidential Information and all information, documents and other goods owned by the Company. Employee hereby agrees that the terms of this Agreement are fair and reasonable and will not constitute an undue hardship on Employee. Employee understands that the terms of this Agreement apply regardless of the reason for or the circumstances relating to Employee's termination or separation from the Company. A claim against the Company by Employee is not a defense to the Company's enforcement of this Agreement.

              LOYALTY DURING EMPLOYMENT. Employee agrees that during employment, Employee owes a duty of loyalty to the Company. Employee will not take any action adverse to the interests of the Company during employment. Employee expressly agrees that Employee will not directly or indirectly solicit the Company's actual or potential Business Associates; and will not directly or indirectly compete with the Company; and will protect and not disclose the Company's confidential information and Company Assets, including but not limited to Trade Secrets. Employee expressly acknowledges that during employment, Employee will not directly or indirectly receive compensation or remuneration of any kind relating to the Business, including a kick-back or commission, from any referral sources, client, supplier, competitor, or other Business Associate of the Company or from any source other than the Company without the Company President's express permission.

              NON-SOLICITATION/NON-COMPETITION. Upon hiring and during the course of Employee's employment with the Company, the Company may reveal to Employee significant information about Business Associates in addition to other Company Assets. The Company will assist Employee in developing relationships with its actual and potential referral sources, clients, and other Business Associates. Employee acknowledges that but for his agreement to comply with the terms and conditions of this Agreement, Employee would not be employed by the Company, and the Company would not reveal this information to Employee or assist Employee in developing these relationships. Accordingly, Employee hereby agrees that after the effective date of termination or separation of Employee's employment with the Company, for any reason, Employee shall not (either as an individual on his/her own account, or as a partner or joint venturer, or as an employee or agent, or under the authority of any person or business entity, or as an officer, director or stockholder of a company) directly or indirectly solicit or contact for any business-related purpose any Business Associate of the Company, especially actual and potential referral sources and actual and potential clients, without the specific written consent of the Company President. Further Employee shall not be employed in any capacity or receive compensation from any entity that is soliciting the Company's Clients. This obligation shall begin on the Employee's final date of employment with the Company and shall expire the latter of (a) two years following the Employee's final date of employment with the Company or (b) two years following any violation of this Agreement by Employee.

              NON-PIRACY. Upon hiring and during the course of Employee's employment with the Company, the Company will reveal to Employee significant valuable and Confidential Information about the Company and Business Associates in addition to its other Company Assets. The Company will assist Employee in developing relationships with its employees and independent contractors, and recruits. Employee acknowledges that but for his/her agreement to comply with the terms and conditions of this Agreement, Employee would not be employed by the Company, and the Company would not reveal this information to Employee or assist Employee in developing these relationships. Accordingly, Employee hereby agrees that after the effective date of termination or separation of Employee's employment with the Company, for any reason, Employee shall not (either as an individual on his/her own account, or as a partner or joint venturer, or as an employee or agent, or under the authority of any person or business entity, or as an officer, director or stockholder of a company) directly or indirectly, solicit, or attempt to influence any employee, independent contractor, or recruit of the Company to (a) alter or terminate his/ her employment relationship with the Company or (b) to enter into any other business relationship relating to the Company's Business without the written consent of the Company President. These obligations shall begin on the Employee's final date of employment with the Company and shall expire the latter of (a) two years following the Employee's final date of employment with the Company or (b) two years following Employee's violation of this provision.

              CONFIDENTIALITY. Employee agrees that during the period of employment by the Company, AND AT ALL TIMES thereafter, Employee will take all necessary means to safeguard and protect the confidentiality of all Confidential Information (as defined herein). Employee will not directly or indirectly disclose, or authorize or permit anyone under Employee's direction to disclose, to anyone not properly entitled to such disclosure any Confidential Information, without the prior written consent of the Company President. For the purposes of this Agreement, "Confidential Information" shall mean information possessed by the Company relating to the Company's Business, referral sources, employees, clients or other Business Associates. Confidential Information shall further be deemed to include, but not be limited to, information relating to disclosures, processes, systems, know-how, methods, techniques, drawings, apparatus, formulae, patentable and non-patentable inventions, trade secrets, technical data, government filings, materials, devices, costs, pricing information, payroll, finances, business plans, marketing plans, business strategy, promotional methods, client information and supplier information. Information or collections of information shall be included in the definition of Confidential Information if not known by the trade generally, even though portions of such information may be publicly available, or may be available to certain third parties pursuant to arrangements with the Company or other having contractual relationships with the Company. Confidential Information shall include information, whether verbal or written, whether disclosed to or learned by Employee intentionally or inadvertently, and whether learned directly or indirectly because of Employee's relationship with the Company. Notwithstanding the foregoing, Confidential Information shall not include information which Employee can demonstrate by written proof was known to Employee prior to Employee's initial employment with the Company and which was not the subject of a contractual, legal or fiduciary duty to not disclose. The obligations of Employee hereunder shall continue in effect indefinitely.

                                   : INDEMNITY

              The Employee shall indemnify and hold the Employer harmless from and against any and all claims or actions brought by any person or from liabilities, loses damages, costs, penalties and expenses, including but not limited to attorneys' fees, costs and interest incurred by counsel of Employer's choice, which may be sustained or incurred at any time by reason of:

                      THE EMPLOYEE'S FAILURE TO PERFORM THE SERVICES, RESPONSIBILITIES AND DUTIES SET OUT IN THIS AGREEMENT; OR

                      THE EMPLOYEE'S GROSS NEGLIGENCE OR WILLFUL CONDUCT IN PERFORMING OR FAILING TO PERFORM ANY SERVICE WITHIN THE SCOPE OF EMPLOYEE'S EMPLOYMENT UNDER THIS AGREEMENT; OR

                      VIOLATIONS OF THE PROHIBITIONS OF CRIMINAL STATUTES UNDER FEDERAL OR STATE LAW; OR


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

                      VIOLATIONS OF THE PROHIBITIONS OF CIVIL STATUTES OR REGULATIONS UNDER FEDERAL OR STATE LAW (OTHER THAN THOSE INVOLVING SIMPLE OR ORDINARY NEGLIGENCE).

              PROPRIETARY INFORMATION. Employee agrees that all documents, information, and intellectual property purchased, possessed or created by any employee of the Company, including Employee, during employment and relating to the Company's Business are owned by and shall be controlled by the Company UNLESS OTHERWISE EXPRESSLY AGREED IN WRITING. Without limiting the foregoing, Employee agrees that all works, inventions and creations that relate in any way to the Company's Business and which were invented or created while Employee was an employee of the Company are owned by the Company. Upon termination, Employee will immediately cease use of all information and property related to the Company's Business and Employee will return all copies thereof to the Company by Employee. Any discovery or invention or other proprietary information, including without limitation, technical know-how, manufacturing techniques and pricing procedures of the Company, which is known to Employee, but which has not been authorized to be disclosed to the public, shall be deemed a Trade Secret and Confidential Information held by Employee in strictest confidence and in a fiduciary capacity for the exclusive benefit of the Company and the Company's successors and assigns. UNLESS OTHERWISE EXPRESSLY AGREED IN WRITING, Employee shall have no right to duplicate, translate, reverse engineer or adopt products, processes or other Confidential Information without the Company President's prior written consent. Employee shall promptly notify the Company of any third party duplication, distribution, or use of any Company Confidential Information which comes to the attention of Employee and shall provide the Company with whatever reasonable assistance is necessary to stop such activities. Employee agrees to execute any documents and take all reasonable steps to carry out this provision and protect the Company's rights regarding its proprietary information.

              INDEPENDENCE OF AGREEMENT AND INTERPRETATION. Each of these covenants on the part of Employee shall be construed as an agreement independent of any other agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants. Each of these covenants shall be supported individually by the consideration referenced herein. Each covenant shall be interpreted as broadly as permitted by law, and if the law would require that any provision be restricted for any reason, it is the Parties' desire that the Agreement remain in full force and effect to the extent permitted by law.

              REMEDIES. Employee further acknowledges and agrees with the Company that the particular matters referred to in this Agreement are of such nature that in the event of a threatened or actual violation thereof, proof of damages would be extremely difficult. Therefore, in the event of the breach or threatened breach by Employee of the covenants contained herein, Employee agrees that the Company shall be entitled to injunctions, both preliminary and final, without bond or security, enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Company either at law or in equity. The Company and Employee agree and acknowledge that a violation of the covenants contained herein shall cause the Company to suffer irreparable damages, including the potential inability of the Company to prove specific money damages and Employee agrees that he or she is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Company has an adequate remedy at law and therefore is not entitled to injunctive relief. The Company shall maintain its right to collect from Employee damages caused by Employee's breach of this Agreement.

                              : STANDARD PROVISIONS

              AVOIDANCE OF VIOLATIONS; MODIFICATION. Notwithstanding any provision of this Agreement, the parties shall not violate any applicable laws, rules, or regulations. The parties shall modify this Agreement to the extent necessary to comply with such laws, rules, and regulations.


              AMENDMENT. No amendment to this Agreement shall be effective unless it is in writing, attached to, or made a part of this Agreement, and executed by a duly authorized representative of each party.

              ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Employee must personally perform the Services. The Company may assign this Agreement to an entity with which it becomes merged or otherwise affiliated and such entity may be added to or may replace the Company at the Company's discretion upon notice to the Employee.

              ENTIRE AGREEMENT. This Agreement and its exhibits embody the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

              NO THIRD PARTY RIGHTS. This Agreement is intended solely for the benefit of the parties hereto and shall not be deemed to create any rights in any other person or entity.

              SEVERABILITY. If any provision or portion of this Agreement shall become invalid or unenforceable for any reason, there shall be deemed to be made such minor changes in such provision or portion as are necessary to make it valid or enforceable. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

              CAPTIONS. The captions of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the provisions of this Agreement.

              WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any breach by a party may only be waived by the other party in a written instrument signed by the waiving party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach.

              ATTORNEYS' FEES. In the event of any litigation brought to enforce the terms and covenants of this Agreement, the prevailing party shall have the right to recover all costs, expenses and reasonable attorneys' fees incurred by the prevailing party, including, without limitation, those incurred through any trial, appeal or appearance in federal bankruptcy or reorganization proceedings, or in connection with enforcing or collecting upon any final judgment.

              NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following address:

                  To the Company:
                  Attention:  President
                  2280 Trailmate Drive, Suite 101
                  Sarasota, FL 34243

                  With a copy to: Kimberly P. Walker
                  Williams, Parker, Harrison, Dietz & Getzen
                  200 South Orange Avenue
                  Sarasota, FL 34236

                  To Employee: At the most recent home address on file or an alternative address provided in writing by employee.

              WAIVER OF BREACH. The waiver by the Company of a breach of any condition of this Agreement by Employee shall not be construed as a waiver by the Company of any subsequent breach by Employee.

              GOVERNING LAW AND VENUE. This Agreement shall be construed under and governed by the laws of the State of Florida and venue shall lie in Sarasota County.

              DISCRETION TO WAIVE ENFORCEMENT. The Company President shall retain the unilateral discretion to waive the enforcement of any provision of this Agreement. Such a waiver would be effective only upon the Company President's signing a detailed description of the waiver. The Company has not and will not make any representations regarding future waivers of any provision of this Agreement until presented with detailed facts and circumstances at the time the request is made. Further, any waiver shall be limited to the signed description.

              ASSIGNMENT. The Company shall have the right to unilaterally assign all rights and interests in this Agreement. In the event of such an assignment, the new entity shall be added to the Company throughout this Agreement and shall receive all of the rights, privileges and protections afforded the Company under this Agreement.

              WAIVER OF JURY TRIAL. To the extent permitted by law, in the event of a dispute between the parties, Employee and the Company hereby elect to have a judge rather than a jury resolve any future disputes and hereby waive a trial by jury of any and all issues arising in any action or proceeding relating to this Agreement or to their employment relationship. However, for additional clarity, the following is a list of some of the types of claims included in this Waiver of Jury Trial: all claims in tort (for negligent or intentional acts), in contract (whether verbal or written), by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of their relationship from the beginning of time until the end of time. The Parties understand that the right to a trial by jury is a constitutional right and that this election to have a judge determine any claim, rather than a jury, is a voluntary choice.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

                                    MORGAN BEAUMONT. INC.

                                    BY: ________________________________________

                                        AS ITS _________________________________


                                    EMPLOYEE

                                    BY: ________________________________________

607341v2

                                    EXHIBIT A
                                    SERVICES

         1. Employee is employed as CTO of the Company.

         2. Employee shall report to the President or his or her express designee on the Board of Directors of the Company.

         3. The Services shall include the following:

                  A. Employee shall perform such duties as may be assigned from time to time at the direction of the Company's President or CEO or their express designees.

                  B. Employee shall advise the Company President, of his or her express designee of any problems, complaints, or concerns that Employee may have or that may have been reported to Employee by others relating to the Company.

                  C. Employee shall keep the President informed and advised of all significant events relating to Employee's performance, the Company, its personnel, liability, risk, compliance, finances, and other matters identified by the Company President or his or her designee.

                  D. Employee shall be responsible for interacting with clients, volunteers, Board members, funding sources, and other professional contacts in a professional friendly manner.

                  E. Employee shall perform all duties ordinarily performed by an employee in an equivalent position of a comparable public company.

                  F.       Job Description:

                           1. The Chief Technology Officer will provide the future technology vision for the company while working improves the complex infrastructure on which the business depends. The CTO will actively promote increased integration and efficiency in the IT infrastructure and new product development, while providing greater responsiveness to internal customers.

                           2. Working with the team, the CTO will help plan the development of new, innovative customer technologies and drive both short and long term IT security and infrastructure to improve its impact on the business. This position requires exceptional communication skills in ability to apply business and financial acumen while developing and communicating an IT strategy.

                           3. The CTO must have in depth experience in managing a complex IT infrastructure and helping set a technology direction for a large, complex financial services organization. The successful candidate must have proven experience working across multiple functions of an organization and enabling technology. The candidate must also possess superior communication skills; have a strong customer orientation and past experience in diagnosing, analyzing, designing, implementing and evaluating successful large-scale technological solutions with measurable results within an organization. The CTO will have a strong understanding of IT and Technology as a whole and will co-create the technical strategy and direction of the organization.

                           4.       DUTIES AND RESPONSIBILITIES:

                                    o Lead a large, complex infrastructure of consolidated software and IT solutions, while balancing competing priorities of business units and IT.

                                    o Gain business visibility and credibility with business unit in connecting technology with an understanding of business drivers and strategy.

                                    o Develop short term (1-2 year) and long term (3-5 year) corporate-wide IT hardware and software strategy and priorities aligned with overall IT and business direction and vision. o Develop an enterprise architecture that realizes great information technology value through integration of disparate systems, unified architecture, increased productivity, cost savings, better decision making, and increased profitability.

                                    o Standardize technical infrastructure
                                    components across all businesses and key functional areas (e.g., security systems, remote access, telecommunications, etc.)

                                    o Provide proven business value/financial benefit of integrated architecture and all technology decisions.

                                    o Successfully deliver an infrastructure that balances cost savings, security, quality and reliability.

                                    o Sets vision and goals for business
                                    software application development and
                                    hardware and systems for the IT department.

                                    o Oversees all architectural components of Software Development to insure a stable, scalable platform for all development initiatives.

                                    o Understands and participates in all
                                    department decisions for software and
                                    hardware in use.

                                    o Works closely with the company's business experts.

                                    o Directs feasibility studies, as well as systems design and implementation efforts, to develop new and/or modify the company's information processing systems.

                                    o Coordinates with functional departments to collect system requirements, techniques, and controls.

                                    o Uses priorities identified by the Firm's
                                    Senior Management for resource allocation.


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

                                    EXHIBIT B
                            COMPENSATION AND BENEFITS

         The Company shall pay Employee the following amounts as compensation for the Services under this Agreement:

         1. SALARY. Employee's annual salary for the first year of this agreement shall be $95,000. That salary will be increased to $102,000 for the second year of this agreement. In addition Employee shall receive a signing bonus of $10,000 and a car allowance of $400 per month.

         2. VACATION. Employee shall receive three weeks of paid vacation each year of this agreement. Vacation shall be earned pro-rata each pay period throughout the year.

         3. BENEFITS. Employee shall be entitled to participate in the benefits offered to all Company employees pursuant to the terms and conditions of those plans and policies, which may change from time to time at the Company's discretion. The Company retains the right to cancel or change plans or policies in compliance with law.

         4. If the Company is sold at any time during the first year of this Agreement, Employee shall receive everything that he is entitled to plus a cash bonus of $50,000.

         5. If employee is terminated he shall receive 3 months severance, benefits, overrides, commission, vacation time, personal days bonus and stock.

         The compensation and benefits described above are consistent with present Company policies. The Company reserves the right to unilaterally change its policies with respect to compensation and benefits at any time.

                                    EXHIBIT C
                               STOCK PARTICIPATION


                                  STOCK OPTIONS
                                  -------------

Employee shall be issued Options directly from Company (the "Options"):

150,000 Options; 50,000 vested as of October 1, 2004; 50,000 vested as of September 30, 2005; and 50,000 vested as of September 30, 2006. If the Company is sold, vesting of all Options will accelerate to the date of sale.

EMPLOYEE STOCK PLAN. Employee will be permitted to participate in any Company employee stock incentive or stock benefit plan adopted by the Company and approved by the Board of Directors pursuant to the terms of such plan.


                                       13